                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE TO-I/A
                                 (RULE 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              EMERITUS CORPORATION
                       (Name of Subject Company (Issuer))

                              EMERITUS CORPORATION
                      (Names of Filing Persons (Offerors))

       OPTIONS UNDER EMERITUS CORPORATION AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN TO PURCHASE COMMON STOCK, PAR VALUE $.0001 PER SHARE, HELD
                                BY OPTION HOLDERS
                         (Title of Class of Securities)

                                   291005-10-6
                      (CUSIP Number of Class of Securities)
                               (Underlying Class)

                              RAYMOND R. BRANDSTROM
               VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                              EMERITUS CORPORATION
                         3131 ELLIOTT AVENUE, SUITE 500
                            SEATTLE, WASHINGTON 98121
                                 (206) 298-2909
           (Name, Address and Telephone Number of Person Authorized to
         Receive Notice and Communications on Behalf of Filing Persons)


                                    COPY TO:
                                  J. SUE MORGAN
                                PERKINS COIE LLP
                          1201 THIRD AVENUE, 48TH FLOOR
                            SEATTLE, WASHINGTON 98101
                                 (206) 583-8888

                                  JUNE 7, 2001

                            CALCULATION OF FILING FEE

              TRANSACTION VALUATION*                AMOUNT OF FILING FEE
              $23,629                               $4.73

      * For purposes of calculating the amount of filing fee only. The amount assumes options to purchase 1,195,083 shares of common stock, par value $.0001 per share of Emeritus Corporation, having an aggregate value of $23,629 as of March 31, 2001 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option-pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

      [X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            Amount Previously Paid: $4.73         Form or Registration No.: TO-I

            Filing Party: Emeritus Corporation    Date Filed: May 9, 2001

      [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes below to designate any transactions to which the statement relates:

      [ ]   third-party tender offer subject to Rule 14d-1.

      [X]   issuer tender-offer subject to Rule 13e-4.

      [ ]   going private transaction subject to Rule 13e-3.

      [ ]   amendment to Schedule 13D under Rule 13d-2.

      Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

      This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO, as amended (the "Schedule TO"), filed May 9, 2001, relating to the offer by Emeritus Corporation (the "Company") to exchange all options held by current employees of the Company or its subsidiaries which are outstanding under the Company's Amended and Restated 1995 Stock Incentive Plan ("Stock Incentive Plan") to purchase shares of our common stock, par value $.0001, for new options that will be granted under the Stock Incentive Plan, upon the terms and subject to the conditions in the Offer to Exchange and the related Election Form, copies of which are attached hereto as Exhibits (a)(1)(A) and (a)(1)(B), respectively (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

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



ITEM 12.       EXHIBITS.

Item 12 of the Schedule TO is hereby amended and restated to add a reference to Exhibit (a)(1)(E), which is attached hereto.

(a)(1)(A)*     Offer to Exchange dated May 9, 2001.

(a)(1)(B)*     Form of Election Form.

(a)(1)(C)*     Form of Letter to Eligible Option Holders Regarding Offer.

(a)(1)(D)* Form of Letter to Tendering Option Holders Regarding Acceptance of Tendered Options.

(a)(1)(E) Form of Notice from Tom Cranney to Optionees who have not Responded to the Offer as of Tuesday, June 5, 2001.



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

(b)            Not applicable.

(d)(1)*        Emeritus Corporation Amended and Restated 1995 Stock Incentive
               Plan.

(d)(2)*        Form of Incentive Stock Option Letter Agreement pursuant to
               Emeritus Corporation Amended and Restated 1995 Stock Incentive
               Plan.

(d)(3)*        Form of Nonqualified Stock Option Letter Agreement pursuant to
               Emeritus Corporation 1995 Stock Incentive Plan.

(d)(4)**       Preferred Stock Purchase Agreement (including Designation of
               Rights and Preferences of Series A Convertible Exchangeable
               Redeemable Preferred Stock of Emeritus Corporation Agreement,
               Registration of Rights Agreement and Shareholders Agreement) dated October 24, 1997, between the registrant ("Seller") and Merit Partners, LLC ("Purchaser"), incorporated by reference to
               Exhibit 4.1, filed with the Company's Third Quarter Report on
               Form 10-Q (File No. 1-14012) on November 14, 1997.

(d)(5)**       Series B Preferred Stock Purchase Agreement dated as of December
               10, 1999, between Emeritus Corporation and Saratoga Partners IV,
               L.P., incorporated by reference to Exhibit 4.1, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(d)(6)**       Designation of Rights and Preferences of Series B Convertible
               Preferred Stock as filed with the Secretary of State of Washington on December 29, 1999, incorporated by reference to
               Exhibit 4.2, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(d)(7)**       Shareholders Agreement dated as of December 30, 1999, among
               Emeritus Corporation, Daniel R. Baty, B.F., Limited Partnership and Saratoga Partners IV, L.P., incorporated by reference to
               Exhibit 4.3, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(d)(8)** Registration Rights Agreement dated as of December 30, 1999, between Emeritus Corporation and Saratoga Partners IV, L.P., incorporated by reference to Exhibit 4.4, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(d)(9)**       Investment Agreement dated as of December 30, 1999, among
               Emeritus Corporation, Daniel R. Baty, B.F., Limited Partnership and Saratoga Partners IV, L.P., Saratoga Partners IV, L.P. and
               Saratoga Management Company LLC, incorporated by reference to
               Exhibit 4.5, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(g)            Not applicable.

(h)            Not applicable.

*  Previously filed on Schedule TO-I, dated May 9, 2001.
** Incorporated by reference to previously filed documents.



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

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  June 7, 2001

                              EMERITUS CORPORATION



                                          By:  /s/ Raymond R. Brandstrom
                                             ----------------------------------
                                               Raymond R. Brandstrom
                                               Vice President, Finance and
                                               Chief Financial Officer

                                  EXHIBIT INDEX

ITEM 12.       EXHIBITS.
(a)(1)(A)*     Offer to Exchange dated May 9, 2001.

(a)(1)(B)*     Form of Election Form.

(a)(1)(C)*     Form of Letter to Eligible Option Holders Regarding Offer.

(a)(1)(D)* Form of Letter to Tendering Option Holders Regarding Acceptance of Tendered Options.

(a)(1)(E) Form of Notice from Tom Cranney to Optionees who have not Responded to the Offer as of June 5, 2001.

(d)(1)*        Emeritus Corporation Amended and Restated 1995 Stock Incentive
               Plan.

(d)(2)*        Form of Incentive Stock Option Letter Agreement pursuant to
               Emeritus Corporation Amended and Restated 1995 Stock Incentive
               Plan.

(d)(3)*        Form of Nonqualified Stock Option Letter Agreement pursuant to
               Emeritus Corporation 1995 Stock Incentive Plan.

(d)(4)**       Preferred Stock Purchase Agreement (including Designation of
               Rights and Preferences of Series A Convertible Exchangeable
               Redeemable Preferred Stock of Emeritus Corporation Agreement,
               Registration of Rights Agreement and Shareholders Agreement) dated October 24, 1997, between the registrant ("Seller") and Merit Partners, LLC ("Purchaser"), incorporated by reference to
               Exhibit 4.1, filed with the Company's Third Quarter Report on
               Form 10-Q (File No. 1-14012) on November 14, 1997.

(d)(5)**       Series B Preferred Stock Purchase Agreement dated as of December
               10, 1999, between Emeritus Corporation and Saratoga Partners IV,
               L.P., incorporated by reference to Exhibit 4.1, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(d)(6)**       Designation of Rights and Preferences of Series B Convertible
               Preferred Stock as filed with the Secretary of State of Washington on December 29, 1999, incorporated by reference to
               Exhibit 4.2, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(d)(7)**       Shareholders Agreement dated as of December 30, 1999, among
               Emeritus Corporation, Daniel R. Baty, B.F., Limited Partnership and Saratoga Partners IV, L.P., incorporated by reference to
               Exhibit 4.3, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(d)(8)** Registration Rights Agreement dated as of December 30, 1999, between Emeritus Corporation and Saratoga Partners IV, L.P., incorporated by reference to Exhibit 4.4, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

(d)(9)**       Investment Agreement dated as of December 30, 1999, among
               Emeritus Corporation, Daniel R. Baty, B.F., Limited Partnership and Saratoga Partners IV, L.P., Saratoga Partners IV, L.P. and
               Saratoga Management Company LLC., incorporated by reference to
               Exhibit 4.5, filed with the Company's Form 8-K (File No. 1-14012) on January 14, 2000.

*  Previously filed on Schedule TO-I, dated May 9, 2001.
** Incorporated by reference to previously filed documents.



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